EXHIBIT 99
March 22, 2018     Contact:    Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco to Acquire Highland Packaging Solutions
Expands Fresh Food Packaging Depth Serving the Growing Perimeter of the Store

HARTSVILLE, S.C., U.S. - Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today announced it has signed a definitive agreement to acquire Highland Packaging Solutions for approximately $150 million in cash. Highland is a privately owned producer of thermoformed plastic packaging for fresh produce and dairy products, based in Plant City, Fla. The transaction is subject to normal regulatory review and is expected to close in the second quarter of 2018.

Owned by Steve Maxwell, Chief Executive Officer, and John Durham, along with select members of the company’s leadership team, Highland has grown from a regional supplier of agriculture packaging products into a global packaging company with 2017 net sales of approximately $90 million. The Company has approximately 425 employees operating a world-class production facility in Plant City producing a total packaging solution for customers that includes sophisticated engineered containers, flexographic printed labels and inventory management through distribution warehouses in the Southeast and West Coast of the United States.

“We are extremely excited to have Highland join the Sonoco family as it significantly strengthens our Perimeter of the Store strategy, serving consumers’ growing demand for fresh and natural foods,” said Rob C. Tiede, Sonoco’s executive vice president, chief operating officer and CEO-elect. “Highland’s recognized best-in-class manufacturing and effectiveness in product integration with automated filling machines will add breadth to our growing produce customer mix through a dedicated manufacturing facility located in the important Florida produce market, while also providing us an important entry into egg packaging - a fast-growing protein source in North America.”

Highland CEO Maxwell commented, “Highland and Sonoco each have their own strengths, with a similar passion for crusading for our customers. Joining our two companies together will enable the best of both companies to be integrated and serve our customers, and will enable Highland to further enhance our speed to service and our ability to offer customers the most diverse consumer packaging formats and solutions in the industry.”

Tiede said the acquisition of Highland will be accretive to earnings in 2018, and the purchase price represents an EBITDA multiple of approximately 6.5 times post-synergies and tax benefits from the write-up of intangibles. Maxwell, Highland President John Baird and many of Highland’s leadership, sales and operations teams will remain, and Highland expects no changes in customer relationships. When the transaction is completed, Highland’s financial results will be reported within Sonoco’s Consumer Packaging segment and the business will be operated as part of Sonoco’s global plastics operations.

See more information on the acquisition here.

About Sonoco
Founded in 1899, Sonoco (NYSE: SON) is a global provider of a variety of consumer packaging, industrial products, protective packaging, and displays and packaging supply chain services. With annualized net sales of approximately $5 billion, the Company has 21,000 employees working in more than 300 operations in 33 countries, serving some of the world’s best known brands in some 85 nations. Sonoco is committed to Better Packaging. Better Life., and ranked first in the Packaging sector on Fortune’s World’s Most Admired Companies 2018 list. For more information visit www.sonoco.com.

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